ARTICLES OF ORGANIZATION

OF

DOLGENCORP, LLC

For the purpose of converting a Kentucky corporation to a Kentucky limited liability company pursuant to KRS Chapter 275, the undersigned organizer hereby submits the following Articles of Organization to the Secretary of State for filing:

Article I.  Upon approval by its Board of Directors and sole shareholder, Dolgencorp, Inc. was converted from a Kentucky corporation to a Kentucky limited liability company.

Article II.  The corporation’s former name was Dolgencorp, Inc.  The name of the limited liability company to which it converted is Dolgencorp, LLC.

Article III.  A total of 642 shares of common stock of Dolgencorp, Inc. were issued, outstanding and entitled to vote on the Plan of Conversion.  All 642 shares were held by Dollar General Corporation.  Dollar General Corporation, as sole shareholder of Dolgencorp, Inc., executed a unanimous written consent approving the Plan of Conversion.

Article IV.  The converted corporation had filed no assumed names with the Kentucky Secretary of State.

Article V.  The company’s initial registered agent and street address of its initial registered office in Kentucky is CSC-Lawyers Incorporating Service Company, 421 West Main Street, Frankfort, Kentucky 40601.

Article VI.  The mailing address of the limited liability company’s initial principal office is 100 Mission Ridge, Goodlettsville, Tennessee 37072.

Article VII.  The limited liability company is to be managed by its members.

Article VIII.  The initial member of the limited liability company is Dollar General Corporation.

/s/ Robert R. Stephenson
Organizer

Robert R. Stephenson
Printed Name

October 9, 2008
Date

CSC-Lawyers Incorporating Service Company, with offices at 421 West Main Street, Frankfort, Kentucky 40601, hereby consents to serve as the registered agent on behalf of the company.

/s/ Deborah D. Skipper
Signature

Deborah D. Skipper, Asst. V. Pres.
Printed Name

Title